UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934  (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PSB HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PSB

 HOLDINGS, INC.

Dear Fellow Shareholder:

Attached is a supplement to the proxy statement you received last week.  These documents can be very legalistic and complex for which I apologize.  Such language is intended to comply with regulations that apply to us because we are a public company that require us to provide you with information you may consider important in deciding how to vote at the upcoming meeting.  Please allow me to briefly summarize what your Board of Directors and Management Team are trying to accomplish for your Bank.

First, your Bank has fared well the past 18 months growing commercial loans $54 million (20%), local deposits $25 million (8%), and originating $88 million in fixed rate residential real estate loans (nearly 600 loans).  Our earnings performance in 2008 as compared to our peers is expected to be very favorable.  We were in the capital planning process to allow this growth to continue prior to the Government’s announcement of the TARP Program.  Because the capital markets were already contracting, we concluded that the cost of new capital would have been considerably higher and more dilutive as compared to the TARP Program.

With the world economic situation deteriorating to levels not seen since the Great Depression, the Government developed the TARP Program to try and instill confidence in the U. S. banking industry and provide capital for economic growth.  According to the Government, only the strongest banks will be allowed to participate in the Program.  Participation in the Program requires us to sell the Government Preferred Stock.  What is Preferred Stock?  In its simplest form it is nothing more than a loan with no maturity date which the regulators consider as equity capital.  Currently, we do not have authority to issue Preferred Stock.  To do so, we need your approval.  That is why we called the Special Shareholders Meeting.

Under the original terms of the Program that were described in the proxy you received last week, we would have participated in the Program just like a “Big Public Bank”, the likes of Wells Fargo, JP Morgan Chase, M&I, etc., requiring us to issue the Government a warrant to purchase our Common Stock.  This would have very likely led to dilution in your ownership of our company.  To our benefit, although a little late, the Government changed the Program this week.  Because we are not traded on a stock exchange like the NYSE or NASDAQ, we are now considered a private bank under the Program.  With this new change there will be no ownership dilution.  However, we will have to pay a higher effective all-in rate on the Preferred Stock.

We feel the new Program is a much better fit because we know the true and full cost of the Preferred Stock up front and there is no ownership dilution.  We also believe that this additional capital will provide common shareholders with the potential for increased value during the next 3 to 5 years that would not otherwise be possible without this additional capital.  We expect this value will come in the form of continued local loan and deposit growth as well as possible accretive acquisitions or mergers.  However, we are already planning to replace or pay off the TARP funds once the capital markets return to normal conditions.

It is my personal belief that if we do not approve the issuance of the requested Preferred Stock and do not have the additional capital on our balance sheet we will be at a competitive disadvantage in our markets.  This disadvantage is likely to decrease shareholder value over time.  Therefore I strongly encourage you to review all the materials you have received and Vote “YES”.  If you wish to speak to me about this issue, please call 1-888-929-9902.  Thank you for your support.

Peter W. Knitt President and Chief Executive Officer of PSB Holdings, Inc. and Peoples State Bank

PSB HOLDINGS, INC.

1905 West Stewart Avenue

Wausau, Wisconsin  54401

Special Meeting of Shareholders

Supplement Dated November 21, 2008

to

Proxy Statement Dated November 12, 2008

General Information

This supplement is being mailed to the shareholders of PSB Holdings, Inc. (the “Company”) who are eligible to vote at the special meeting (the “Special Meeting”) of the Company shareholders being held on December 12, 2008 for the purposes set forth in the notice of meeting of shareholders and accompanying proxy statement dated November 12, 2008.  All holders of record of the Company’s common stock, no par value (the “Common Stock”), at the close of business on November 6, 2008 (the “Record Date”) are entitled to vote at the Special Meeting and any adjournments or postponements thereof.  The Company intends to mail this supplement on or about November 25, 2008 to all shareholders entitled to vote at the special meeting.

We urge you to read this supplement carefully, together with the proxy statement.  The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.

No action in connection with this supplement is required by any shareholder who has previously delivered a proxy for use at the Special Meeting and who does not wish to revoke that proxy or change his or her vote.

Questions and Answers About the Supplement to the Proxy Statement

Why am I receiving this proxy supplement?

On November 13, 2008, we submitted an application to the Federal Reserve Bank of Chicago and the Federal Deposit Insurance Corporation to participate in the TARP Capital Purchase Program (the “Program”) of the United States Department of the Treasury (the “U.S. Treasury”) on the terms of the Program outlined in the original term sheet issued by the U.S. Treasury (the “Original Term Sheet”).  Our proxy statement dated November 12, 2008 contained a summary of those terms.  On November 17, 2008, the U.S. Treasury released a new term sheet (the “New Term Sheet”) in which it clarified that the Original Term Sheet applied only to “publicly traded” financial institutions.  We do not fall within the definition of “publicly traded.”

The New Term Sheet applies to non-public financial institutions participating in the Program.  The details of the U.S. Treasury’s proposed investment in financial institutions that are not “publicly traded” outlined in the New Term Sheet differ from the terms laid out in the Original Term Sheet.  This supplement describes the new terms.

Under the revised terms of the Program, will the exercise of the warrant result in the dilution of the ownership percentage of Common Stock?

No.  Under the revised terms of the Program, the Company will issue a warrant to the U.S. Treasury to purchase shares of its preferred stock, rather than issuing a warrant to purchase the Company’s Common Stock.  Because the Company will not issue additional shares of its Common Stock to the U.S.

Treasury upon exercise of the warrant, the revised terms of the Program will not result in dilution in the ownership percentage of Common Stock of the holders of Common Stock.

How does the warrant work under the revised terms of the Program?

At closing, the Company will issue a warrant to the U.S. Treasury to purchase a number of shares of the preferred stock having an aggregate liquidation preference equal to 5% of the value of the Company’s “Senior Preferred Stock” (as defined below) purchased by the U.S. Treasury.  Accordingly, if the Company is permitted to sell the U.S. Treasury $14,000,000 of its Senior Preferred Stock, the U.S. Treasury would receive a warrant to purchase 700 shares of the Company’s preferred stock, having an aggregate liquidation preference of $700,000.  If the Company is permitted to sell the U.S. Treasury $4,700,000 of its Senior Preferred Stock, the U.S. Treasury would receive a warrant to purchase 235 shares of the Company’s preferred stock, having an aggregate liquidation preference of $235,000.

Because only nominal cash would be received upon the exercise of the warrant and the issuance of the preferred stock, redemption of such preferred stock is in effect a transaction fee paid upon redemption.  The Company anticipates to accrete to par value the preferred stock issued upon exercise of the warrant over the period that the Senior Preferred Stock is expected to be outstanding (three to five years).  This accretion does not reduce the Company’s consolidated net income, but does reduce the amount of net income available for common shareholders, potentially reducing earnings per share of Common Stock.

Following this question and answer section is a table summarizing the changes to the Program related to the grant of the warrant.

What is the dividend rate paid on the preferred stock issued upon exercise of the warrant?

The dividend rate on the preferred stock issued upon exercise of the warrant is 9% per year (compared to a rate of 5% per year for the Senior Preferred Stock for the first five years, and 9% per year thereafter).  Payment of this higher dividend rate and accretion of the preferred stock to par value over a five year period increases the effective dividend rate on the capital transaction from 5% to 6.45% over the initial five years.

The following questions and answers, which were included in the section entitled “Questions and Answers About the Special Meeting and Proposals” in our proxy statement dated November 12, 2008, have been updated to reflect the revised terms of the Program:

Will the U.S. Treasury restrict the Company’s ability to pay cash dividends on its Common Stock while the Senior Preferred Stock is outstanding?

The U.S. Treasury will not prevent cash dividends from being paid so long as they have received the required payments on their Senior Preferred Stock.  During the first three years of the Program, cash dividends may only be increased with the U.S. Treasury’s consent.  After the third anniversary and prior to the tenth anniversary of the date of investment, the U.S. Treasury’s consent will be required for any increase in cash dividends per share greater than 3% per year.  As in prior years, continued payment of cash dividends on Common Stock is dependent on the ability of future company earnings to support dividend payments.

Will the Company be able to repurchase shares on the open market while the Senior Preferred Stock is outstanding?

The Company may buy back shares into its Treasury Stock on the open market but must obtain permission from the U.S. Treasury to do so during the first ten years of the Senior Preferred Stock issue.

Summary of Program Changes Related to the Grant of Warrants

Private Bank ("New" Program)	Public Bank ("Old" Program)

Amount	Amount

  The U.S. Treasury will receive Warrants to purchase additional shares of non-voting Preferred Stock equal to 5% of the Senior Preferred Stock, or $700,000 if $14 million of Senior Preferred Stock is issued.

  The U.S. Treasury will receive Warrants to purchase shares of Common Stock having an aggregate market value of 15% of the Senior Preferred Stock, or 116,667 shares at a price of $18.00 per share if $14 million of Senior Preferred Stock is issued.

Exercise Price	Exercise Price

   The Warrant for Preferred Stock may be exercised for a nominal cash payment.  Therefore, the Warrant is effectively giving the U.S. Treasury a 5% premium ($700,000) when the Senior Preferred Stock is later repaid.

The Warrant exercise price is an average of the Common Stock market price on the date of the Senior Preferred Stock, which was estimated to be $18.00 per share.

Term	Term

The Warrant term is 10 years, but the U.S. Treasury intends to immediately exercise the Warrants.	Same as the Private Bank Program, although the Treasury is not expected to immediately exercise the Warrants.

Interest Cost	Interest Cost

Dividend of 9% per year on $700,000, or $63,000 per year.	None. However, the Company would incur a non-cash charge related to Common Stock issued under the Warrant to be exercised by the U.S. Treasury.

Redemption/Repayment	Redemption/Repayment

The Warrant Preferred Stock may be repaid only after all of the Senior Preferred Stock is repaid.

   Following repayment of the Senior Preferred Stock, the Company has the right to repurchase the Warrants at fair market value.  Fair value is represented by the excess of market value of the Common Stock when the Warrants are repurchased over the exercise price of the Warrants.

Cost of Program including Warrants	Cost of Program including Warrants

The annual all-in after tax cost of the Program is 6.45% of the Senior Preferred Stock, after amortizing the cost of the Warrant Preferred Stock over five years.  The structure of this Program allows all costs to be known up front.

The annual all-in after tax cost of the Program is 5.93% plus issuance of 116,667 shares of Common Stock or 7.5% of current shares outstanding.  The uncertainty of the future value of the Common Stock does not allow all costs to be known up front.

Recent Developments

On November 13, 2008, we submitted an application to the Federal Reserve Bank of Chicago and the Federal Deposit Insurance Corporation to participate in the Program on the terms of the Program outlined in the Original Term Sheet issued by the U.S. Treasury.  Our proxy statement dated November 12, 2008 contained a summary of those terms.  The U.S. Treasury subsequently clarified that the Original Term Sheet applied only to “publicly traded” financial institutions and that “publicly traded” financial institutions are companies (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator.  Although the Company is required to file periodic reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company does not meet the definition of “publicly traded” because its Common Stock is not traded on a national securities exchange.  Instead, bid and ask prices are quoted on the OTC Bulletin Board under the symbol “PSBQ.OB.”

On November 17, 2008, the U.S. Treasury released the New Term Sheet for non-public financial institutions participating in the Program.  The details of the U.S. Treasury’s proposed investment in financial institutions that are not “publicly traded” outlined in the New Term Sheet differ from the terms laid out in the Original Term Sheet.  Under the New Term Sheet, if the Company is allowed to participate in the Program, the Company would designate two new series of the blank check preferred stock, which we refer to in this supplement as the “Senior Preferred Stock” and the “Warrant Preferred Stock,” the terms of which are summarized below.

Senior Preferred Stock

If the Company is allowed to participate in the Program, the Company would designate the Senior Preferred Stock as a new series of the blank check preferred stock that, subject to shareholder approval, is authorized by the proposed Second Amended and Restated Articles of Incorporation of the Company.  The Company would sell the Senior Preferred Stock to the U.S. Treasury for cash consideration in an amount between 1% and 3% of the Company’s risk-weighted assets.  Accordingly, the Company would be eligible to sell its Senior Preferred Stock to the U.S. Treasury for cash consideration ranging from $4,700,000 to $14,000,000.  The Company has requested to sell the U.S. Treasury $14,000,000 of its Senior Preferred Stock.

The terms of the Senior Preferred Stock under the Program as of November 21, 2008 for financial institutions that are not “publicly traded” are as follows:

•

The Senior Preferred Stock will have a liquidation preference of $1,000 per share and be senior to the common stock of the participating companies;

•

The Senior Preferred Stock will be perpetual, and thus be considered Tier 1 capital;

•

If the Company sells $14,000,000 of the Senior Preferred Stock to the U.S. Treasury, the Senior Preferred Stock will pay an annual cumulative dividend of $700,000 for the first five years, increasing to $1,260,000 per year thereafter (such dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year);

•

Participating companies will not be able to redeem the Senior Preferred Stock for the first three years except with the proceeds from one or more equity offerings of Tier 1 qualifying perpetual preferred stock or common stock for cash (individually, a “Qualified Equity Offering”) which result in aggregate gross proceeds to a participating company of not less than 25% of the issue price of the Senior Preferred Stock.  After the third anniversary of the date of the investment, the Senior Preferred Stock may be redeemed in whole or in part by the participating company;

•

As long as any Senior Preferred Stock is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Stock (other than dividends on a pro rata basis with the Senior Preferred Stock), or shares of Common Stock, nor may the participating company repurchase or redeem any of the foregoing unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid;

•

A participating company must obtain the U.S. Treasury’s consent for any increase in dividends paid on its common stock until the third anniversary of the date of the investment.  After the third anniversary and prior to the tenth anniversary of the date of the investment, the U.S. Treasury’s consent will be required for any increase in aggregate common dividends per share greater than 3% per year, provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction.  The restrictions described in this paragraph will not apply if the Senior Preferred Stock and the Warrant Preferred Stock are redeemed in whole or the U.S. Treasury has transferred all of the Senior Preferred Stock and the Warrant Preferred Stock to third parties;

•

Prior to the tenth anniversary of the investment, a participating company may not repurchase any equity securities or any trust preferred securities without the consent of the U.S. Treasury, unless the Senior Preferred Stock and the Warrant Preferred Stock are redeemed in whole or the U.S. Treasury has transferred all of the Senior Preferred Stock and the Warrant Preferred Stock to third parties.  The repurchase restriction does not apply to repurchases of Senior Preferred Stock or repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice;

•

From and after the tenth anniversary of the investment, a participating company will be prohibited from paying dividends on its common stock or repurchasing any equity securities or trust preferred securities until all equity securities held by the U.S. Treasury are redeemed in whole or the U.S. Treasury has transferred all of such equity securities to third parties;

•

The Senior Preferred Stock will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock, (ii) any amendment to the rights of the Senior Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Stock;

•

If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect two directors to the board of directors of the participating company (the right to elect directors will end when full dividends have been paid for all past dividend periods);

•

The Senior Preferred Stock will not be subject to any contractual restrictions on transfer or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among a participating company and its shareholders at the time of the Senior Preferred Stock investment or thereafter.  If the participating company becomes subject to the reporting requirements of the Exchange Act, the participating company will be required to file a shelf registration statement covering the Senior Preferred Stock as promptly as practicable after the date of the U.S. Treasury’s investment and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible.  In addition, the U.S. Treasury and its transferees will have piggyback registration rights for the Senior Preferred Stock.  As of November 21, 2008, the Company was subject to the reporting requirements of the Exchange Act; and

•

For as long as the U.S. Treasury holds any equity securities of a participating company, such participating company and its subsidiaries will be prohibited from entering into transactions with related persons (within the meaning of Item 404 of the Securities and Exchange Commission’s Regulation S-K) unless such transactions (i) are on terms no less favorable to the participating company and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the participating company.

NOTE:  The terms of the Senior Preferred Stock are subject to change by the U.S. Treasury.

Warrant

The U.S. Treasury’s purchase of the Senior Preferred Stock of a financial institution that is not “publicly traded” participating in the Program will be conditioned upon such participating company’s issuance to the U.S. Treasury of a warrant (the “Warrant”) to purchase the Warrant Preferred Stock.  If the Company is allowed to participate in the Program, the Company would designate the Warrant Preferred Stock as a new series of blank check preferred stock that, subject to shareholder approval, is authorized by the Second Amended and Restated Articles of Incorporation of the Company.  The Warrant Preferred Stock would have an aggregate liquidation preference equal to 5% of the value of the participating company’s Senior Preferred Stock purchased by the U.S. Treasury.  Accordingly, if the Company is permitted to sell the U.S. Treasury $14,000,000 of its Senior Preferred Stock, the U.S. Treasury will receive a Warrant to purchase 700 shares of the Company’s Warrant Preferred Stock, having an aggregate liquidation preference of $700,000.

The terms of the Warrant and the Warrant Preferred Stock under the Program as of November 21, 2008 for financial institutions that are not “publicly traded” are as follows:

•

The Warrant will have a term of 10 years, and will be immediately exercisable for an initial exercise price of $0.01 per share.  The U.S. Treasury has indicated that it intends to immediately exercise the Warrant;

•

The Warrant Preferred Stock will have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred Stock, except that (i) the Warrant Preferred Stock will pay dividends at a rate of 9% per year and (ii) the Warrant Preferred Stock may not be redeemed until all of the Senior Preferred Stock has been redeemed.  If the Company issues a Warrant to the U.S. Treasury to purchase 700 shares of the Company’s Warrant Preferred Stock having an aggregate liquidation preference of $700,000, the Warrant Preferred Stock will pay an annual cumulative dividend of $63,000; and

•

The Warrant will not be subject to any contractual restrictions on transfer or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among a participating company and its shareholders at the time of the investment or thereafter.  If the participating company becomes subject to the reporting requirements of the Exchange Act, the participating company will be required to file a shelf registration statement covering the Warrant and the Warrant Preferred Stock as promptly as practicable and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible.  In addition, the U.S. Treasury and its transferees will have piggyback registration rights for the Warrant and the Warrant Preferred Stock.  As of November 21, 2008, the Company was subject to the reporting requirements of the Exchange Act.

NOTE:  The terms of the Warrant and the Warrant Preferred Stock under the Program are subject to change by the U.S. Treasury.

Pro Forma Effect on the Company’s Financial Statements

In our proxy statement dated November 12, 2008, we provided a description of the pro forma impacts on our balance sheet and income statement that would result from our participation in the Program.  The revised terms of the Program outlined in the New Term Sheet do not have any effect on our description of the pro forma impacts on our balance sheet included in our proxy statement.  However, our description of the pro forma impacts on our income statement contained in our proxy statement, specifically the pro forma impact on our earnings per diluted common share, is affected by the revised terms of the Program.  A revised description of the pro forma impacts on our earnings per diluted common share is summarized below.  The revised description is subject to the same assumptions and qualifications as the pro forma financial information contained in our proxy statement.  The cost of the Warrant Preferred Stock is assumed to be amortized over a period of five years.

Financial Statement Pro Forma Impacts

If the maximum proceeds of $14 million had been received under the Program on January 1, 2007, earnings per diluted common share for the year ended December 31, 2007 would have decreased from the reported amount of $2.64 per share to $2.44 per share on a pro forma basis.  If the maximum proceeds of $14 million had been received under the Program on January 1, 2008, earnings per diluted common share for the nine months ended September 30, 2008 would have decreased from the reported amount of $1.45 per share to $1.26 per share on a pro forma basis.

If the minimum proceeds of $4.7 million had been received under the Program on January 1, 2007, earnings per diluted common share for the year ended December 31, 2007 would have decreased from the reported amount of $2.64 per share to $2.57 per share on a pro forma basis.  If the minimum proceeds of $4.7 million had been received under the Program on January 1, 2008, earnings per diluted common share for the nine months ended September 30, 2008 would have decreased from the reported amount of $1.45 per share to $1.38 per share on a pro forma basis.

Cautionary Statement Concerning Forward-Looking Information

This supplement to our proxy statement dated November 12, 2008 and the cover letter accompanying this supplement contain forward-looking statements that involve risks, uncertainties, and assumptions.  Forward-looking statements are not guarantees of performance.  If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results and financial condition of the Company and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Forward-looking statements may be identified by, among other things, expressions of beliefs or expectations that certain events may occur or are anticipated, and projections or statements of expectations.  Risks, uncertainties, and assumptions relating to forward-looking statements include the occurrence of any event, change or other circumstance that could result in the Company’s failure to obtain U.S. Treasury approval to participate in the Program, general business and economic conditions, changes in fiscal and monetary policies, increased competition, changes in customers’ preferences for types and sources of financial services, the timely development and acceptance of new products and services, increased costs of operation (including increased funding costs), changes in laws and regulation that govern the Company’s operations, increases in credit risks and losses, loss of key personnel, unforeseen liabilities arising from current or prospective claims or litigation, the inability to execute expansion plans, errors in the application of critical accounting policies, unanticipated adverse decisions by tax authorities, the inability to pay dividends, lack of marketability of the Company’s stock, and the effect of certain organizational anti-takeover provisions.  The Company assumes no obligation, and does not intend, to update these forward-looking statements.

The board of directors continues to recommend that shareholders vote “FOR” the proposal to approve the Second Amended and Restated Articles of Incorporation of the Company.